UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AECOM TECHNOLOGY CORPORATION
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AECOM 555 S. Flower Street Suite 3700 Los Angeles, CA 90071 www.aecom.com	213.593.8000 tel 213.593.8730 fax

March 4, 2013

Ms. Meredith Lawless
Fidelity Investments
Investment Proxy Research
One Spartan Way TS1E
Merrimack, NH 02054

Dear Ms. Lawless,

We appreciated the opportunity last week to discuss Fidelity’s views regarding certain corporate governance and compensation matters as they pertain to AECOM Technology Corporation (the “Company”) and the Company’s upcoming shareholder advisory vote on executive compensation.  We hope that you also found the Company’s perspective valuable.

After careful consideration of investor feedback, we confirm that Company management commits to the following:

1.              Recommend to the Company’s Board of Directors the declassification of the Board; and

2.              Management will also recommend to the Compensation and Organization Committee to consider, to the extent it has not already done so, adjusting the performance measurements of the Company’s long term incentive programs in fiscal year 2014 and beyond to take into account the effects of goodwill impairments and consider, in the design of the program, ensuring that a goodwill impairment in any year of the program impacts all years of the program.

We appreciate the input we have received from Fidelity and other interested shareholders.

Sincerely,

/s/ Stephen M. Kadenacy

Stephen M. Kadenacy

Executive Vice President, Chief Financial Officer

Cc:           Lynn A. Tyson, SVP, Investor Relations

David Y. Gan, VP, Assistant General Counsel